EXHIBIT 10.14

AMENDMENT NO. 1

TO THE

SOFTWARE LICENSE AGREEMENT FOR PALM OS SOFTWARE

This Amendment No. 1 to the Software License Agreement for Palm OS Software (the “Amendment”) is entered into by and between PalmSource, Inc., a Delaware corporation (“PalmSource”), Palm Platform Overseas Limited, a company organized and existing under the laws of Cayman Islands (“Palm Cayman”) and AlphaSmart, Inc. (“Licensee”), a California corporation with a place of business at 20400 Stevens Creek Blvd. Suite 300, Cupertino, CA 95014. The effective date of this Amendment shall be June 14, 2002 (“Amendment Effective Date”).

RECITALS

A. Effective June 29, 2001, Palm, Inc. (“Palm”), Palm Ireland investment, a company organized and existing under the laws of the Republic of Ireland (“Palm Ireland”) and Licensee entered into that certain Software License Agreement for Palm OS Software (the “Agreement”).

B. Effective December 3, 2001, Palm separated the assets of its operating system platform business into wholly owned subsidiaries, PalmSource and PalmSource Cayman. In furtherance thereof, (1) Palm assigned, and PalmSource assumed, Palm’s rights and obligations under the Agreement and (2) Palm Ireland assigned, and PalmSource Cayman assumed, Palm Ireland’s rights and obligations under the Agreement.

C. The parties desire to amend the Agreement to reflect the foregoing and the additional terms set forth in this Amendment.

D. All capitalized terms used herein and not defined shall have the meaning set forth in the Agreement.

The parties hereby amend the Agreement as follows:

1. Assignment; References

1.1 Licensee acknowledges that effective December 3, 2001(i) Palm assigned, and PalmSource assumed, Palm’s rights and obligations under the Agreement, and (ii) Palm Ireland assigned, and PalmSource Cayman assumed, Palm Ireland’s rights and obligations under the Agreement.

1.2 Exhibit C is deleted in its entirety and replaced with Attachment C-1 (PalmSource Trademark Policy Guidelines), attached to this Amendment.

1.3 Except with respect to Exhibit C (PalmSource Trademark Policy Guidelines), and except as provided in Section 1.4 below, all references to “Palm, Inc.” in the Agreement are deleted and replaced with “PalmSource, Inc.”; all references to “Palm” in the Agreement are deleted and replaced with “PalmSource.”

1.4 All references to “Palm Ireland Investment, a company organized and existing; under the laws of the Republic of Ireland” in the Agreement are deleted and replaced with “Palm Platform Overseas Limited, a company organized and existing under the laws of Cayman Islands”; all references to “Palm Ireland” in the Agreement are deleted and replaced with PalmSource Cayman.

2. Section 1.18, “PalmSource Software”. Section 1.18 is deleted in its entirety and replaced with the following:

““PalmSource Software” means the items described in Section A.1 through A.1.7 of Exhibit A (PalmSource Deliverables), which may be updated by PalmSource from time to time. All PalmSource Software shall be provided in object code format only, except as may be agreed by the parties in writing or as otherwise set forth in this Agreement. PalmSource Software includes any Updates, Upgrades or New Versions of any of the foregoing that are delivered by PalmSource to Licensee hereunder; provided however, PalmSource shall not be obligated to delivery any Updates, Upgrades or New Versions except as expressly set forth in Section 6.1 below.”

3. New Section 1.25, “PalmSource E-Reader Basic”. Immediately after Section 1.24 of the Agreement, insert the following:

““1.25 PalmSource E-Reader Basic” means version 1.1 of PalmSource’s “Palm Reader Basic,” as described in Section A.1.7 of Exhibit A (PalmSource Deliverables). The PalmSource E-Reader Basic shall be provided in object code format only. In no event shall PalmSource E-Reader Basic include PalmSource E-Reader Pro or any Updates, Upgrades or New Versions of PalmSource E-Reader Pro.”

4. New Section 1.26, “PalmSource E-Reader Pro”. Immediately after Section 1.25 of the Agreement, insert the following:

““1.26 PalmSource E-Reader Pro” means the PalmSource E-Reader Pro application available for purchase from PalmSource at the Referral Site (defined below), which application has added functionality in comparison to PalmSource E-Reader Basic.”

5. Section 2.2 Distribution License. In Section 2.2 of the Agreement, delete all provisions appearing after the semicolon at the end of subsection 2.2(b), and insert the following:

“(c) the PalmSource E-Reader Basic, In object code form only, solely when bundled with or embedded in Licensee Products; and (d) any Upgrades, Updates and New Versions, in object code form only, on a stand-alone basis to be used solely with Licensee Products. Licensee certifies that, except as provided in Section 2.2(d), it will distribute the PalmSource OS Software and PalmSource Device Applications only as incorporated into Licensee Products which, by an objective examination of such factors as cost, product features and pricing, represent a significant enhancement of such PalmSource Software (with regard to both value and function), Licensee certifies that, except as provided in Section 2.2(d) (i) it will distribute the PalmSource E-Reader Basic only as bundled with Licensee Products, (including distribution of the PalmSource E-Reader Basic on a CD Rom bundled with Licensee Products), or embedded in Licensee Products, and not on a stand-alone basis, and (ii) beginning [*] days after the Amendment Effective Date, it will distribute, the PalmSource E-Reader Basic with each Licensee Product distributed hereunder. In addition, Licensee acknowledges that its license to distribute the PalmSource E-Reader Basic does not extend to

*	Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

any distribution of PalmSource E-Reader Basic for any additional charge or fee, where such charge or fee would not be added for the same Licensee Product without the PalmSource E-Reader Basic. Licensee acknowledges and agrees that at such time it elects to distribute any Upgrade, Update or New Version, whether contained in or bundled with a Licensee Product or on a standalone basis pursuant to the terms of this Section, Licensee shall distribute the complete New Version, Update and Upgrade in its entirety and may not distribute only a subset of the same.”

6. Section 4.3 Maintenance and Support Fees. Section 4.3 shall be renumbered as Section 4.3(a).

7. New Section 4.3(b). Immediately after Section 4.3(a), insert the following:

“4.3(b) Engineering Services Fees. Licensee shall pay PalmSource a total of [*] in non-recurring engineering fees for PalmSource’s adaptation of the PalmSource E-Reader to wide-screen format. Such fees shall be due and payable by Licensee to PalmSource within [*] days after the Amendment Effective Date.”

8. New Section 4.7. Immediately after Section 4.6, insert the following:

“4.7 PalmSource Payment of Referral Fees for Licensee Customer Upgrades to PalmSource E-Reader Pro. Provided that Licensee is in compliance with Section 8.5, PalmSource shall pay to Licensee [*] Licensee Customer (defined below) who (i) completes the registration (including terms and conditions of use) for and downloads the PalmSource E-Reader Pro from the Referral Site (as defined below) that is specifically designated for Licensee Customers in the PalmSource E-Reader Pro Marketing Materials (as defined in Section 8.5), and (ii) pays full purchase price for downloading PalmSource E-Reader Pro from the Referral Site without any refund, return, credit or discount. All such payments to Licensee shall be payable in United States Dollars within [*] after the end of each [*]. “Licensee Customer” means a customer who purchases a Licensee Product from Licensee. “Referral Site” means the URL on the World Wide Web specifically designated in the PalmSource E-Reader Pro Marketing Materials for Licensee Customers to download the PalmSource E-Reader Pro.”

9. New Section 8.5. Immediately after Section 8.4, insert the following:

“8.5 Marketing PalmSource E-Reader Pro. Beginning [*] days after PalmSource provides Licensee with the PalmSource E-Reader Pro Marketing Material (defined below), Licensee may include, at Licensee’s sole discretion with each Licensee Product distributed hereunder a copy of the PalmSource E-Reader Pro Marketing Material (defined below). “PalmSource E-Reader Pro Marketing Material” means that certain marketing material determined by PalmSource and provided to Licensee in writing promptly after the Amendment Effective Date, and may be amended by PalmSource from time to time. The PalmSource E-Reader Pro Marketing Material will inform Licensee Customers that they may download PalmSource E-Reader Pro from the Referral Site, and will inform such customers of the uses and added functionality of PalmSource E-Reader Pro. Licensee agrees that, during the term of this

*	Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Agreement, Licensee shall position the PalmSource E-Reader as the preferred electronic book reader on or used in connection with Licensee Products.

10. New Section A.1.7 in Exhibit A. Immediately after Section A.1.6 of Exhibit A, insert the following:

“A.1.7 PalmSource E-Reader Basic. The PalmSource E-Reader Basic means PalmSource’s Palm Reader Basic Edition, which is a PalmSource OS™ 3.0 compatible or higher application that allows the user to open and read PalmSource E-Reader eBooks. It supports Palm Digital Media’s proprietary Digital Rights Management system that offers publishers the ability to distribute eBooks in an encrypted format that utilizes the consumer’s credit card information has the public key for unlocking the protected eBook file. Features supported by PalmSource E-Reader Basic include bookmarking, annotations, auto-scroll, search, image and graphics display, sidebar material, footnoting, sub and super scripts, pagination, hypertext linking and table of contents. The version of PalmSource E-Reader to be provided to AlphaSmart will be modified to support the AlphaSmart high resolution screen for reading eBooks and modified to wide-screen format. In no event shall PalmSource E-Reader Basic include PalmSource E-Reader Pro or any Updates, Upgrades or New Versions of PalmSource E-Reader Pro.”

11. Section 16.1, Notices. The second and third paragraphs of Section 16.1, Notices, are deleted and replaced with the following:

“If to PalmSource or
PalmSource Cayman:	PalmSource, Inc.
5470 Great America Parkway
Santa Clara, CA 95052
Attention: Senior Director of Worldwide Licensing and Business Development
Fax: (408)878-2510

With copies to:	PalmSource, Inc.
5470 Great America Parkway
Santa Clara, CA 95052 Attention: General Counsel
Fax: (408) 878-2180”

3. Entire Agreement. The parties agree that this Amendment constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral; provided, however, that the Agreement, except as modified by this Amendment, remains in full force and effect.

(signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the dates set forth below effective as of the Effective Date.

PALMSOURCE, INC.		ALPHASMART, INC.

By:	/s/ David C. Nagel	By:	/s/ Manish D. Kothari

Name:	David C. Nagel	Name:	Manish D. Kothari

Title:	President and Chief Executive Officer	Title:	President

PALM PLATFORM OVERSEAS LIMITED

By:	/s/ David C. Nagel

Name:	David C. Nagel

Title:	President and Chief Executive Officer

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